AETNA LIFE AND CASUALTY COMPANY AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



(Millions)                           1995           1994           1993        1992        1991
                                     ____           ____           ____        ____        ____


Pretax income (loss) from
 continuing operations               $   726.2      $   627.5     $(1,014.7)  $   145.5   $   (97.9)

Add back fixed charges                   187.0          170.8         154.7       171.5       200.5
Minority interest                         16.1           11.4           7.0         8.6         5.9
                                     _________      _________     _________   _________   _________
   Income (loss) as adjusted         $   929.3      $   809.7     $  (853.0)  $   325.6   $   108.5
                                     _________      _________     _________   _________   _________
                                     _________      _________     _________   _________   _________
Fixed charges:
  Interest on indebtedness           $   115.9 (1)  $    98.6 (1) $    77.4   $    81.4   $   110.9
  Portion of rents representative
   of interest factor                     71.1           72.2          77.3        90.1        89.6
                                     _________      _________     _________   _________   _________

   Total fixed charges               $   187.0      $   170.8     $   154.7   $   171.5   $   200.5
                                     _________      _________     _________   _________   _________
                                     _________      _________     _________   _________   _________

Preferred stock dividend
 requirements                                -              -             -           -           -
                                     _________      _________     _________   _________   _________

Total combined fixed charges
 and preferred stock dividend
 requirements                        $   187.0      $   170.8     $   154.7   $   171.5   $   200.5
                                     _________      _________     _________   _________   _________
                                     _________      _________     _________   _________   _________

Ratio of earnings to fixed
 charges                                  4.97           4.74         (5.51)       1.90         .54
                                     _________      _________     _________   _________   _________
                                     _________      _________     _________   _________   _________

Ratio of earnings to combined
 fixed charges and preferred
 stock dividends                          4.97           4.74         (5.51)       1.90         .54
                                     _________      _________     _________   _________   _________
                                     _________      _________     _________   _________   _________


(1) Includes the dividends paid to preferred shareholders of a subsidiary.  (See Note 11 of Notes to Financial Statements in the 1995 Annual Report to Shareholders.)
